Exhibit 10.1

June 19, 2013

Mr. Richard S. Cremona
5800 Innovation Drive
Dublin, OH 43016

Dear Rich,

I am pleased to submit for your consideration the position of Senior VP and Chief Operating Officer for Westell Technologies, Inc. (the “Company”), Westell, Inc. ("Westell") and Kentrox, Inc. ("Kentrox" and together with Westell, the "Operating Subsidiary") reporting to me.

Position Description:

As SVP and COO, you will proceed to merge all Sales, Service, and Operations functions of Westell and Kentrox into an organization that you will directly manage as COO with advice and consent from the CEO, and oversight from the Board of Directors.

Compensation:

Your start date in this role is expected to be effective Monday, July 8, 2013. Your base salary for this position will be $325,000 per year ($12,500.00 per pay period), less applicable withholdings. You will also be eligible for an incentive bonus annual target of 60% of base salary (with such award being subject to and in accordance with the terms and conditions of the FY2014 Westell Technologies, Inc. and Subsidiaries Performance Bonus Plan, Consolidated Company Plan (“Bonus Plan”)). Your participation in the Bonus Plan will be prorated based on your start date as COO, replacing and superseding the bonus terms of your previous interim position letter of March 11, 2013 and the bonus plan document sent to you dated May 3, 2013.

In addition to the compensation noted above, and upon final approval by the Board of Directors (or the Compensation Committee), you will be awarded: 1) a grant of Restricted Stock Units for the equivalent of 200,000 shares of Class A Company common stock; and 2) you will be eligible to participate in the long-term, performance-based equity award program for Company Officers. The Restricted Stock Units will be governed by the Westell Technologies, Inc. 2004 Stock Incentive Plan, and will vest at 25% each year upon the anniversary of their grant. A condition of vesting of each award is that you remain employed at the Company on the applicable vesting date.

Benefits:

You will continue to be subject to the existing payroll practices and benefits until December 31, 2013. As of January 1, 2014, you will move to the standard Westell benefit programs except for vacation accrual which will be set to four (4) weeks per year.

Relocation:

This position is based in Chicago and will obviously require you and your family to move to within commuting distance of our headquarters at 750 N. Commons Drive, Aurora, IL. You will be paid a one-time “Relocation Bonus” of $35,000 upon showing documentation of a lease (of at least 3 months) or purchase of a residence in the Chicago area. In addition, reasonable and documented costs of your travel between St. Louis and Chicago will be reimbursed by the Company for a period of up to two months from your start date. The Relocation Bonus Plan payment is a gross amount. All appropriate withholdings will apply.

Termination

The Company may terminate your employment with or without Cause (as defined below) at any time. If your employment is terminated by the Company for any reason other than Cause, death or disability the Company shall pay you a lump-sum payment equal to 50% of the sum of: (A) your base salary in effect immediately prior to the date of termination; and (B) your target cash bonus for the fiscal year in which the date of termination occurs. Payment of this lump-sum amount is subject to the execution of a release of claims (in a form satisfactory to the Company) within 30 days of the date of termination. Upon termination for Cause, you shall only be entitled to receive base salary and regular benefits through the effective date of such termination.

“Cause” shall mean: (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of you (the "Executive") that is substantially injurious to the Company or its subsidiaries; (ii) the Executive's willful act or omission that he knew would have the effect of materially injuring the reputation, business or prospects of the Company or its subsidiaries; (iii) the failure by Executive to comply with a particular directive or request from the Board of either the Company or the Operating Subsidiary regarding a matter material to either company, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive's receipt of written notice from such Board confirming Executive's noncompliance; (iv) the taking of an action by Executive regarding a matter material to either the Company or the Operating Subsidiary, which action Executive knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of the Company, (v) the failure by Executive to comply with the written policies of the Company or the Operating Subsidiary, including expenditure authority, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive's receipt of written notice from such Board confirming Executive's noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (vi) Executive's engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company's Board, is materially injurious to the Company or one or more of the Company's subsidiaries, monetarily or otherwise; (vii) the aiding or abetting a competitor or other breach by the Executive of his fiduciary duties to the Company or any or one or more of the Company's subsidiaries for which he serves as officer or director; (viii) a material breach by Executive of his obligations of confidentiality or nondisclosure or (if applicable) any breach of Executive's obligations of noncompetition or nonsolicitation under this offer; (ix) the use or knowing possession by Executive of illegal drugs on the premises of any of the Company or its subsidiaries; (x) Executive is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude; or (xi) the Executive's consent to an order of the Securities and Exchange Commission for the Executive's violation of the federal securities laws.

Upon termination of your employment, you and your covered dependents will be eligible for medical coverage continuation as provided under the Consolidated Omnibus Budget Reconciliation Act (COBRA).  Unless otherwise prohibited by law, the Company will continue to pay its portion of the health benefits that you were receiving immediately prior to your termination for a six (6) month period, provided that, (i) the Company funded amount shall not be greater than that amount covered prior to your separation from employment, adjusted for applicable premium increases, and (ii) your continued receipt of Company funded health benefits pursuant to this paragraph shall terminate prior to the expiration of the six (6) month continuation period upon your becoming eligible for coverage by a health plan of any subsequent employer.  You agree you will notify Westell within one week of your becoming eligible for group insurance coverage through another employer.

Cancellation of Prior Agreements:

Your earned incentive bonus for Q1 of FY13 will be paid according to the terms of the Letter Agreement dated March 11, 2013 when the accounting for Q1 is completed (expected in late July 2013). Beyond that one-time payment, this offer supersedes, substitutes for and replaces the terms of Letter Agreement dated March 11, 2013 between you and Westell, Inc. Upon acceptance of this offer, the Letter Agreement dated March 11, 2013, and all prior agreements between you and Kentrox or between you and the Company and its subsidiaries, will be terminated, null and void and have no continuing force or effect.

Appointment Subject to Board Approval:

The appointment as an Executive Officer and the above arrangements are conditioned upon and subject to final approval of the Company Board of Directors and its Compensation Committee, and will not be effective until such approval has been granted and once approved will become effective as of July 8, 2013.

Other Matters

By signing below, you also acknowledge that the information, observations and data obtained during the course of employment by the Company concerning the business and affairs of the Company and its subsidiaries or of third parties that the Company may be required to keep confidential (the “Westell Company Information”) are confidential and are the property of the Company or of such third parties. You hereby agree that you shall not at any time, whether during employment with the Company or subsequent to termination of employment, disclose to any unauthorized person or use for your own account or for the account of any third party any Westell Company Information without the Company's prior written consent, unless and then only to the extent the Westell Company Information becomes generally known to and available for use by the public other than as a result of your acts or failure to act. You shall use your best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Westell Company Information. You also further agree to deliver to the Company at the termination of employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company that your may then possess or have under your control.

Whether or not you are entitled to severance pay, you also agree that you will not, for twelve (12) months following termination: (i) induce or attempt to induce any person who is employed by Westell or its subsidaries in any capacity to leave such person's position, or in any way interfere with the relationship between the Company and its subsidiaries and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by Westell or its subsidiaries within twelve (12) months prior to termination of employment or during the twelve (12) months after termination, unless and until such person has been separated from employment with the Company or its subsidiaries for at least six (6) months.

* * * * *

Sincerely,

/s/ Richard S. Gilbert

Richard S. Gilbert
President and Chief Executive Officer

Accepted:

/s/ Richard S. Cremona            06/20/2013
(signed)            (date)